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As filed with the Securities and Exchange Commission on January 16, 2001.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANGEION CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1579150
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota 55127-8599

(Address of principal executive offices and zip code)

ANGEION CORPORATION
1997 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)

Copy to:
Richard E. Jahnke, President	Thomas G. Lovett, IV
Angeion Corporation	Lindquist & Vennum P.L.L.P.
350 Oak Grove Parkway	4200 IDS Center
Saint Paul, Minnesota 55127-8599	80 South 8th Street
(651) 484-4874	Minneapolis, MN 55402
(Name, address and telephone number, including area code, of agent for service)	(612) 371-3270

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value, to be issued pursuant to Angeion Corporation 1997 Employee Stock Purchase Plan	100,000 shares	$1.00	$100,000	$25.00

(1)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the closing price of the Company's Common Stock on the Nasdaq National Market on January 12, 2001.

INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT
BY REFERENCE

    A Registration Statement on Form S-8 (File No. 333-42931) was filed with the Securities and Exchange Commission on December 22, 1997 covering the registration of 500,000 shares initially authorized for issuance under the Company's 1997 Employee Stock Purchase Plan (the "Plan"). A filing fee of $1,280 was paid at the time the Registration Statement was filed. Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 100,000 shares authorized under the Plan. An amendment to the Plan to increase the reserved and authorized number of shares under the Plan by 100,000 was authorized by the Company's Board of Directors on November 7, 2000 and such amendment was approved by the Company's shareholders on January 15, 2001. This Registration Statement should also be considered a post-effective amendment to the prior Registration Statement. The contents of the prior Registration Statement are incorporated herein by reference.

PART I

    Pursuant to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement.

PART II

Item 3.  Incorporation of Documents by Reference.

    The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

  (a)
  The Annual Report of the Company on Form 10-K for the year ended December 31, 1999.

  (b)
  The Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; the Definitive Proxy Statement dated November 17, 2000 for the 2000 Annual Meeting of Shareholders held on December 13, 2000.

  (c)
  The description of the Company's Common Stock to be offered pursuant to this Registration Statement is incorporated by reference to the Company's Registration Statement on Form 8-A (File No. 0-17019).

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of this offering of shares of Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

    The description of the Company's Common Stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

    Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties, fines, including without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Minnesota Statutes, Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys' fees) incurred by a person in advance of the final disposition of a proceeding in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

    Article V of the Company's Amended Bylaws provides that each director, officer, employee or agent, past or present, of the Company, and each person who serves or may have served at the request of the Company as a director, officer employee or agent of another corporation or employee benefit plan, and their respective heirs, administrators and executors, shall be indemnified by the Company in accordance with, and to the fullest extent permissible by, applicable state law.

    The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

    The Company has been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act that may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

Exhibits
4.1	Angeion Corporation 1997 Employee Stock Purchase Plan, as amended
5.1	Opinion of Lindquist & Vennum P.L.L.P.
23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, independent certified public accountants
24.1	Power of Attorney (included on signature page)

Item 9.  Undertakings.

    The Company hereby undertakes to:

(a)  (1)  File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i)  Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on January 16, 2001.

ANGEION CORPORATION
By:	/s/ RICHARD E. JAHNKE Richard E. Jahnke President, Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

    The undersigned officers and directors of Angeion Corporation hereby constitute and appoint Richard E. Jahnke with power to act as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on January 16, 2001.

Signature	Title
/s/ RICHARD E. JAHNKE Richard E. Jahnke	President, Chief Executive Officer (Principal Executive Officer)
/s/ DALE H. JOHNSON Dale H. Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ ARNOLD A. ANGELONI Arnold A. Angeloni	Director
/s/ DENNIS E. EVANS Dennis E. Evans	Director
/s/ JAMES B. HICKEY, JR. James B. Hickey, Jr.	Director

/s/ JOHN C. PENN John C. Penn	Director
/s/ MARK W. SHEFFERT Mark W. Sheffert	Director
/s/ GLEN TAYLOR Glen Taylor	Director

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INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT BY REFERENCE
PART I
PART II
SIGNATURES
POWER OF ATTORNEY